                                  SCHEDULE 14A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                CBT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                CBT CORPORATION
                                  333 BROADWAY
                               PADUCAH, KY 42002

                                 MARCH 12, 1997

Dear Stockholder:

    The annual meeting of stockholders of CBT Corporation will be held on Tuesday, April 15, 1997, at 2:00 P.M., Paducah time, at the main office of Citizens Bank and Trust Company, 333 Broadway, Paducah, Kentucky. The formal Notice of the Meeting and Proxy Statement appear in the pages that follow.

    We hope you will be able to attend the meeting in person. In addition to the specific matters set forth in the notice of the meeting, we look forward to discussing any questions you may have concerning the Corporation.

                                          Sincerely,

                                          /s/ William J. Jones

                                          William J. Jones
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

           PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, IF YOU DO NOT EXPECT TO BE PERSONALLY PRESENT AND WISH YOUR STOCK TO BE VOTED. IF YOU LATER FIND THAT YOU MAY BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO PRIOR TO THE TIME THE PRESENCE OF A QUORUM HAS BEEN DETERMINED AND DECLARED.

                                CBT CORPORATION

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 15, 1997

                            ------------------------

To the Holders of Common Stock of CBT Corporation:

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of CBT Corporation, (the "Corporation"), a Kentucky corporation, will be held at the main office of Citizens Bank and Trust Company, 333 Broadway, Paducah, Kentucky, on Tuesday, April 15, 1997, at 2:00 p.m., Paducah time, for the following purposes:

    1) To elect directors to hold office until the next annual election and until their successors shall be duly elected and qualified; and

    2)  To transact such other business as may properly come before the meeting.

    Only holders of common stock of record at the close of business on February 7, 1997, will be entitled to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/ William J. Jones

                                          William J. Jones
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

March 12, 1997

                                CBT CORPORATION
                                  333 BROADWAY
                            PADUCAH, KENTUCKY 42002

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CBT Corporation (the "Corporation") of proxies to be voted at the annual meeting of stockholders to be held on Tuesday, April 15, 1997. Any stockholder giving a proxy has the right to revoke it by a written notice delivered to the Secretary of the Corporation, P.O. Box 2400, Paducah, Kentucky, 42002-2400, or in person at the meeting, prior to the time the presence of a quorum has been determined and declared. All proxies will be voted in accordance with the directions of the stockholder and, to the extent no directions are given, will be voted "for" the nominees for directors, as discussed below in this Proxy Statement.

    This Proxy Statement and form of proxy are first being mailed to stockholders commencing on or about March 12, 1997.

    The Corporation will bear the entire cost of soliciting proxies. Solicitation will be primarily by mail. Certain officers of the Corporation and its subsidiaries may solicit proxies personally or by telephone or special letter, but such persons will not be specially compensated for such services.

                         SHARES OUTSTANDING AND VOTING

    Only stockholders of record at the close of business on February 7, 1997 are entitled to notice of, and to vote at, the annual meeting. As of February 7, 1997, there were issued and outstanding 7,871,517 shares of common stock. The Corporation has no class of stock other than common stock. Each share of the common stock is entitled to one vote on all matters presented to the stockholders with the exception of the election of directors. In the election of directors, cumulative voting rules apply. Under cumulative voting, each stockholder is entitled to cast as many votes in the aggregate as shall equal the number of shares of the common stock owned by him or her multiplied by the number of directors to be elected. Each stockholder, or his or her proxy, may cast all of his or her votes (as thus determined) for a single nominee for director or may distribute them among two or more nominees, at the stockholder's discretion. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the annual meeting. Abstentions and broker non-voters will be counted as present for purposes of determining a quorum, but will not be counted for purposes of determining the votes cast for or against any matter submitted to the stockholders for a vote. As to the authority of the persons named as proxies in the accompanying proxy card to cumulate votes, see the section entitled "Election of Directors."

    The following table sets forth, as of February 7, 1997, information about the only holder of five percent or more of the Corporation's common stock:

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP   PERCENT OF CLASS
--------------------------------------------------------------------------  --------------------  -------------------
Citizens Bank and Trust Company...........................................      510,303(a)(b)                6.5
  Trust Department
  333 Broadway
  Paducah, KY 42001

------------------------

(a) Shares are held in various fiduciary capacities and, by virtue of shared voting and shared investment power with respect to such shares, are deemed to own them beneficially.

(b) Does not include 465,283 shares held in various trust accounts where there is no beneficial ownership.

            BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
                       OF COMMON STOCK OF THE CORPORATION

    Set forth below is information with respect to shares of common stock of the Corporation beneficially owned as of February 7, 1997 by the current director-nominees, the executive officers named in the Summary Compensation Table herein, and all director-nominees and executive officers of the Corporation as a group. Unless otherwise noted, the named person has sole voting and investment powers with respect to the reported shares. Where the holdings of a family member are noted as being held "individually," the family member has sole voting and investment power with respect to the shares. Where joint ownership is noted, the joint owners share voting and investment power as to the shares.

                                                        AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP  PERCENT OF CLASS
------------------------------------------------------  --------------------  -----------------
Irving P. Bright, Jr..................................            65,859(1)          **
John Burman...........................................            48,252(2)          **
Patrick J. Cvengros...................................            50,150(3)          **
William H. Dyer.......................................            53,647             **
Louis A. Haas.........................................           177,201(4)             2.3
Joe Tom Haltom........................................           290,579                3.7
Kerry B. Harvey.......................................            30,372(5)          **
F. Donald Higdon......................................             3,368             **
M. Leon Johnson.......................................            62,583(6)          **
William J. Jones......................................            80,674(7)             1.0
Ted S. Kinsey.........................................            19,750(8)          **
Louis M. Michelson....................................             6,806(9)          **
Bill B. Morgan........................................           220,545(10)            2.8
C. Thomas Murrell, III................................            17,135(11)         **
J. Russell Ogden, III.................................            41,338(12)         **
David M. Paxton.......................................             3,300(13)         **
Robert P. Petter......................................            24,420             **
Joseph A. Powell......................................            21,236(14)         **
John E. Sircy.........................................             8,110(15)         **
William A. Usher......................................            12,000             **
All directors and executive officers of the
  Corporation as a group (25 persons).................         1,266,991(16)           15.9

------------------------

**   Represents less than 1 percent of total outstanding shares of common stock.

(1) Shares represented include 6,244 shares owned individually by Mr. Bright's wife and 12,000 shares in a trust for which she serves as Trustee.

(2) Shares represented include 22,590 shares individually owned by Mr. Burman's wife.

(3) Shares represented include 32,676 shares owned jointly by Mr. Cvengros and his wife.

(4) Shares represented include 63,904 shares held in agency accounts for Mr. Haas' children and 7,841 shares owned jointly by Mr. Haas and his wife.

(5) Shares represented include 20,099 shares owned jointly by Mr. Harvey and his wife, 104 shares owned jointly by Mr. Harvey's wife and daughter, and 104 shares owned jointly by Mr. Harvey and his daughter.

(6) Shares represented include 1,500 shares owned individually by Mr. Johnson's children, 11,387 vested shares held by the Corporation's Retirement, Savings, and Profit Sharing Plan and 5,000 shares of vested stock options.

(7) Shares represented include 9,866 vested shares held by the Corporation's Retirement, Savings, and Profit Sharing Plan and 58,117 shares of vested stock options.

(8) Shares represented include 10,884 shares jointly owned by Mr. Kinsey and his wife, and 2,000 shares owned individually by Mr. Kinsey's children.

(9) Shares represented include 1,596 shares owned by Michelson Jewelers, Inc., a corporation controlled by Mr. Michelson.

(10) Shares represented include 5,728 shares owned by Mr. Morgan's wife, 89,964 shares owned by Mr. Morgan's father, 989 shares owned by Mr. Morgan's son, 2,307 shares owned by Mr. Morgan's daughter and son-in-law, 10,704 shares owned by Mr. Morgan's sister and brother-in-law, 806 shares owned by Mr. Morgan's sister and brother-in-law, and 2,192 shares owned by Mr. Morgan's brother and sister-in-law.

(11) Shares represented include 1,016 vested shares held by the Corporation's Retirement, Savings, and Profit Sharing Plan and 15,166 shares of vested stock options.

(12) Shares represented include 90 shares held in custodian accounts for Mr. Ogden's children, 6,749 vested shares held by the Corporation's Retirement, Savings, and Profit Sharing Plan and 23,499 shares of vested stock options.

(13) Shares represented include 3,200 shares owned jointly by Mr. Paxton and his wife.

(14) Shares represented include 3,438 shares owned individually by Mr. Powell's wife.

(15) Shares represented include 1,040 vested shares held by the Corporation's Retirement, Savings, and Profit Sharing Plan and 6,666 shares of vested stock options.

(16) Includes 111,280 shares of vested stock options.

    In the election of directors, the 16 nominees receiving the most votes at the annual meeting will be elected directors. Abstentions and broker non-votes will have no effect on the election of directors.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers, directors and persons who own more than ten percent (10%) of the Corporation's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it during 1996 or representations from such persons that no Form 5s were required, the Corporation believes that all filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were complied with in 1996 and prior years, with the following exception: John A. Doss did not timely file a Form 3, with respect to his election as an executive officer of the Corporation. The exception was corrected as soon as it was discovered.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    Among items to be acted upon at the annual meeting of stockholders is the election of sixteen directors to the Board of Directors of the Corporation. Each of the persons elected will serve a term in office of one year and until his successor is duly elected and qualified. All nominees for director are currently directors of the Corporation.

    Set out below is information as of the record date concerning all of the current directors and director-nominees of the Corporation, including their positions held with Citizens Bank and Trust Company

("Citizens"), Bank of Marshall County ("BMC"), Pennyrile Citizens Bank and Trust ("Pennyrile"), Graves County Bank, Inc. ("Graves"), United Commonwealth Bank, F.S.B.("United"), and Fidelity Credit Corporation ("FCC").

    IRVING P. BRIGHT, JR., 64, business consultant. Until 1994, Mr. Bright was the President and Chief Executive Officer of Bright's, Inc.(a retail clothing store). Mr. Bright has been a director of the Corporation since 1983. He also serves as a director of Citizens.

    JOHN L. BURMAN, 63, manager of Kentucky Farm Bureau. Mr. Burman has been a director of the Corporation since 1993. He also serves as a director of Pennyrile.

    PATRICK J. CVENGROS, 60, retired. Until 1992, Mr. Cvengros served as the President and Chief Executive Officer of the Corporation. Mr. Cvengros has been a director of the Corporation since 1983. Mr. Cvengros also serves as a director of Citizens and FCC, as well as serving as a director of Computer Services, Inc., Paducah, Kentucky.

    WILLIAM H. DYER, 61, President and Chief Executive Officer of Tennessee Valley Towing (a river barge company). Mr. Dyer has been a director of the Corporation since 1991. Mr. Dyer also serves as a director of Citizens.

    LOUIS A. HAAS, 55, investor. Mr. Haas was formerly the President and Chief Executive Officer of DuBois Pharmaceutical (a wholesale pharmaceuticals company). Mr. Haas has been a director of the Corporation since 1991. Mr. Haas also serves as a director of Citizens.

    JOE TOM HALTOM, 69, Chairman of BMC. Mr. Haltom previously served as Chairman of BMC Bankcorp, Inc., which was acquired by the Corporation on May 31, 1994. Mr. Haltom was named a director of the Corporation in 1994. Mr. Haltom also serves as a director of BMC, Graves, and United.

    KERRY B. HARVEY, 39, a partner in the law firm of Owen, Harvey and Carter. Mr. Harvey was named a director of the corporation in 1994. Mr. Harvey also serves as a director of BMC and United.

    F. DONALD HIGDON, 65, retired. Mr. Higdon was formerly the General Manager of Kraft Food Service, Inc. (a wholesale food distributor). Mr. Higdon has been a director of the Corporation since 1991. Mr. Higdon also serves as a director of Citizens.

    WILLIAM J. JONES, 41, President and Chief Executive Officer of the Corporation. Mr. Jones served as Executive Vice President of the Corporation until January 1992, when he assumed his current position. Mr. Jones has been a director of the Corporation since 1991. Mr. Jones also serves as a director of Citizens, BMC, FCC, and Pennyrile.

    TED S. KINSEY, 51, President and Chief Executive Officer of Parkway Chrysler, Inc. (an automobile dealership). Mr. Kinsey was named a director of the Corporation in 1994. Mr. Kinsey also serves as a director of BMC.

    LOUIS M. MICHELSON, 52, President and Chief Executive Officer of Michelson Jewelers, Inc. (a retail jeweler). Mr. Michelson has been a director of the Corporation since 1991. Mr. Michelson also serves as a director of Citizens.

    BILL B. MORGAN, 67, Chairman of Bradshaw & Weil, Inc. (an insurance agency). Mr. Morgan retired as a Brigadier General in the United States Air Force in 1995. Mr. Morgan was named a director of the Corporation in 1994. Mr. Morgan also serves as a director of BMC and Graves.

    DAVID M. PAXTON, 40, Vice President and Chief Financial Officer of Paxton Media Group (a television broadcasting and newspaper publishing company). Mr. Paxton has been a director of the Corporation since 1991. Mr. Paxton also serves as a director of Citizens.

    ROBERT P. PETTER, 61, President and Chief Executive Officer of Henry A. Petter Supply Company (an industrial supply wholesaler). Mr. Petter has been a director of the Corporation since 1983. Mr. Petter also serves as a director of Citizens.

    JOSEPH A. POWELL, 64, President and Chief Executive Officer of Old Hickory Clay Company (a mining company). Mr. Powell has been a director of the Corporation since 1991. Mr. Powell also serves as a director of Citizens.

    WILLIAM A. USHER, 67, Chairman and Chief Executive Officer of Usher Transportation, Inc. (a trucking and transportation company). Mr. Usher has been a director of the Corporation since 1991. Mr. Usher also serves as a director of Citizens.

    The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as director. If any nominee should become unavailable before the annual meeting, the persons named in the enclosed proxy card, or their substitutes, or a majority of them, reserve the right to vote for a substitute nominee selected by the Board of Directors. In addition, if any stockholder or stockholders shall vote shares cumulatively or otherwise for the election of a director or directors other than the nominees named above, or substitute nominees, or for less than all of them, the persons named in the enclosed proxy card, or their substitutes, or a majority of them, shall have the right, in their discretion, to vote cumulatively for some number less than all of the nominees named above or any substitute nominees, and for such of the persons nominated as they may choose.

MEETINGS AND COMMITTEES

    During the year ended December 31, 1996, the Board of Directors of the Corporation held four regular meetings and two special meetings. During 1996, committees established by the Board met as follows: the Executive Committee met fifteen times, the Investment Committee met four times, and the Audit Committee met six times. Attendance by directors at these meetings averaged 85 percent during 1996, with all directors attending more than 75 percent of the aggregate number of Board meetings and meetings of committees on which they served except for Louis M. Michelson, who had a 66 percent attendance record.

    The members of the Executive Committee are Irving B. Bright, Jr., Patrick J. Cvengros, Louis A. Haas, Joe Tom Haltom, William J. Jones, David M. Paxton, and William A. Usher. The functions performed by the Committee include: acting as the Compensation Committee; making recommendations to the Board of Directors in matters involving dividends, expansion plans, significant expenditures and strategic initiatives; reviewing and making recommendations to the Board of Directors regarding proposed directors, the compensation of directors and the composition and size of the Board and its committees; and reviewing credit policies and the adequacy of the allowance for loan losses of each subsidiary.

    The members of the Audit Committee are Louis A. Haas, Kerry B. Harvey, F. Donald Higdon, David M. Paxton, Robert P. Petter, and Joseph A. Powell. The Committee recommends to the Board the engagement of independent auditors; reviews with independent auditors the scope and results of the audit engagement; reviews the scope, frequency, and results of internal audits and examinations; and reviews the adequacy of the Corporation's system of internal controls.

    The members of the Investment Committee are Patrick J. Cvengros, William J. Jones, Bill B. Morgan, David M. Paxton, Dr. Charles W. Ransler, and William A. Usher. Dr. Ransler serves on the board of directors of Citizens. The Committee reviews the composition and performance of the investment securities portfolios of each subsidiary bank; establishes policies for monitoring the composition of subsidiary's investment securities portfolios; and establishes policies for monitoring liquidity and interest rate risk for the Corporation.

    The Corporation has no standing nominating committees. All nominations for membership on the Board originated with the Board of Directors.

COMPENSATION OF DIRECTORS

    Each non-management director of the Corporation was paid $1,000 for each board meeting attended and $500 for attending each committee meeting.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table contains information concerning compensation paid or accrued by the Corporation and its subsidiaries for the fiscal years ended December 31, 1994, 1995, and 1996 to, or on behalf of, the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers of the Corporation during 1996 whose compensation exceeded $100,000.

                  (A)                         (B)           (C)           (D)           (E)           (F)           (G)
                                                                  ANNUAL
                                                               COMPENSATION           LONG-TERM COMPENSATION
                                                        --------------------------  --------------------------
                                                                                                   SECURITIES
                                                                                    OTHER ANNUAL   UNDERLYING
NAME AND                                                                            COMPENSATION   OPTIONS (#    ALL OTHER
PRINCIPAL POSITION                            YEAR       SALARY ($)    BONUS ($)       ($)(1)      SHARES)(2)   COMPENSATION(3)
----------------------------------------     ------     ------------  ------------  ------------  ------------  ------------
William J. Jones........................          1996  $    208,000  $         0   $      0             0      $   25,555
  President and Chief                             1995       200,000            0          0       120,000          26,461
  Executive Officer, CBT                          1994       180,000       54,216          0        20,000          26,069
  and Citizens

John E. Sircy(4)........................          1996       135,200            0          0             0          19,477
  Executive Vice President                        1995       130,000            0          0        70,000          19,998
  and Chief Operating                             1994        88,461       30,000      6,358        10,000          18,416
  Officer, CBT and Citizens

M. Leon Johnson.........................          1996       110,000       33,985          0         5,000          17,252
  President and Chief                             1995       100,000       38,271          0         3,000          15,948
  Executive Officer, FCC                          1994        92,800       29,591          0         6,000          16,927

C. Thomas Murrell, III..................          1996       123,600       14,005          0         5,000          11,976
  Executive Vice President                        1995       120,000       18,144          0         5,000          12,812
  Commercial and                                  1994       115,513       30,000          0         6,000          12,284
  Consumer Banking, Citizens

J. Russell Ogden, III...................          1996       113,200        2,500          0             0          10,796
  Executive Vice President                        1995       110,000            0          0         2,000          11,605
  Financial Services,                             1994       106,072       18,610          0         5,000          11,132
  Citizens

------------------------

(1) The amount shown in column (e) represents the amount reimbursed to Mr. Sircy in 1994 for the payment of taxes incurred in connection with his receipt of relocation expenses.

(2) All option grants have been adjusted to reflect the October 1994 2-for-1 stock split.

(3) The amounts shown in column (g) for each named executive officer is the total of the Corporation's contribution to the 401(k) and Money Purchase
    (MPP) retirement plans, subsidiary directors' fees, and term life insurance premiums for the fiscal year ended December 31, 1996 as summarized in the following schedule:

                                                                           SUBSIDIARY
                                                                           DIRECTORS'
                                                             401(K)/MPP       FEES       TERM LIFE       TOTALS
                                                            ------------  ------------  ------------  ------------
Mr. Jones.................................................  $    14,625   $    10,550   $       380   $     25,555
Mr. Sircy.................................................       13,234         6,000           243         19,477
Mr. Johnson...............................................       10,219         6,800           233         17,252
Mr. Murrell...............................................       11,721             0           255         11,976
Mr. Ogden.................................................       10,590             0           206         10,796

------------------------

(4) Mr. Sircy joined the Corporation in April 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

    Shown below is information on grants of stock options during the fiscal year ended December 31, 1996, to the named executive officers.

                                               INDIVIDUAL GRANTS
           (A)                     (B)              (C)             (D)            (E)         (F)        (G)
                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                % OF TOTAL                                      ANNUAL RATES
                                NUMBER OF         OPTIONS                                      OF STOCK PRICE
                               SECURITIES       GRANTED TO      EXERCISE OR                     APPRECIATION
                               UNDERLYING      EMPLOYEES IN     BASE PRICE                   FOR OPTION TERM(4)
                                 OPTIONS        FISCAL YEAR      PER SHARE     EXPIRATION   --------------------
NAME                        GRANTED (#)(1)(2)     1996(3)         ($/SH)          DATE         5%         10%
--------------------------  -----------------  -------------  ---------------  -----------  ---------  ---------
William J. Jones..........              0            0.00%             N/A            N/A         N/A        N/A
John E. Sircy.............              0            0.00%             N/A            N/A         N/A        N/A
M. Leon Johnson...........          5,000           11.05%           24.00          01/06      66,159    162,954
C. Thomas Murrell, III....          5,000           11.05%           24.00          01/06      66,159    162,954
J. Russell Ogden, III.....              0            0.00%             N/A            N/A         N/A        N/A

------------------------

(1) Stock options have no explicit value on the date of grant because the exercise price per share is equal to the market price per share of the Corporation's common stock on the day preceding the date the option is granted. A stock option has value to the optionee in the future only if the market price of the Corporation's common stock at the time the option is exercised exceeds the exercise price.

(2) Options are not exercisable during the first two years after the date of the grant. Thereafter, options may be exercised on or after the anniversary date of the grant in three equal installments so that the full grant may be exercised no sooner than four years after the date of the grant.

(3) A total of 45,250 options were granted to a total of thirty-four (34) officers of the Corporation and its subsidiaries during 1996.

(4) The dollar amounts under columns (f) and (g) are the result of calculations at the 5 percent and 10 percent rates set by the SEC. The potential realizable value over the option terms of the options included in the above table are computed using the assumed rates set by the SEC and should not be viewed as, and are not intended to be, a forecast of possible future appreciation, if any, in the Corporation's stock price.

                         AGGREGATE OPTIONS EXERCISED IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

           (A)                  (B)             (C)                     (D)                             (E)
                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                   OPTIONS AS OF                    OPTIONS AT
                              SHARES                               12/31/96 (#)                    12/31/96 ($)*
                            ACQUIRED ON        VALUE       -----------------------------   -----------------------------
NAME                       EXERCISE (#)    REALIZED ($)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------  -------------   -------------   -------------   -------------   -------------   -------------
William J. Jones.........         3,846    $     59,267          52,653         138,001    $    839,507    $    647,277
John E. Sircy............             0               0           3,333          76,667          24,731         343,151
M. Leon Johnson..........             0               0           2,000          12,000          16,740          66,988
C. Thomas Murrell, III...             0               0           9,333          16,167         115,579         104,151
J. Russell Ogden, III....        11,000         189,010          18,999           7,501         293,628          66,077

------------------------

*Amounts shown represent the difference between exercise price and December 31, 1996 market value of $27.50.

                               EXECUTIVE OFFICERS

    Information regarding the current executive officers of the Corporation, including their names, ages, positions with the Corporation, and a brief description of their business experience during the past five years, is presented below. Executive officers are elected annually by the Board of Directors.

    WILLIAM J. JONES, 41, President and Chief Executive Officer and a director. Mr. Jones also serves as President and Chief Executive Officer of Citizens. Mr. Jones has been associated with the Corporation for the past 12 years. Additional information regarding Mr. Jones is set forth on page 4.

    JOHN E. SIRCY, 40, Executive Vice President and Chief Operating Officer. Mr. Sircy also serves as Executive Vice President and Chief Operating Officer of Citizens and as a director of Graves and United. Mr. Sircy joined the Corporation in his current role in April 1994. Prior to that, he served as Vice President and Chief Financial Officer of First Illinios Bancorp, Inc., Galesburg, Illinois, until January 1991. At that time, Mr. Sircy became Vice President and Controller of Norwest Bank Iowa, N.A. in Des Moines, Iowa, until August 1992, when he was named Senior Vice President and Chief Financial Officer of that bank, a position he held until April 1994.

    PHILIP M. BENSON, 49, Senior Vice President, Retail Banking and Marketing. Mr. Benson joined the Corporation as Vice President of Marketing and Strategic Planning in July 1995. Prior to that, he was the Executive Vice President and Chief Operating Officer of Oak Tree Savings Bank, New Orleans, Louisiana until November 1992, when he became the Chief Operating Officer of Clubhouse Management Company, L.L.C., Edmond, Oklahoma, a retail golf store franchising company. Mr. Benson assumed his current position in October 1996.

    JOHN A. DOSS, 32, President and Chief Executive Officer, Pennyrile. Mr. Doss served as Vice President of BMC from May 1992 until February 1995, when he became Vice President-Lending at Pennyrile. He assumed his current role in July 1996. Pennyrile was acquired by the Corporation in November 1993.

    R. EDWIN HAWORTH, 42, President and Chief Executive Officer, Graves. Mr. Haworth served as Vice President of NationsBank -- Tennessee from June 1989 until December 1995, when he assumed his current role. Graves was acquired by the Corporation in May 1994.

    M. LEON JOHNSON, 56, President and Chief Executive Officer, FCC. Mr. Johnson serves as a director of Citizens and FCC and has been associated with the Corporation for 12 years, serving in his current role.

    C. THOMAS MURRELL, III, 53, Executive Vice President and Chief Credit Officer. Mr. Murrell joined the Corporation in November 1991 as Senior Vice President and Chief Credit Officer of Citizens. Prior to that, he served as Executive Vice President of the Corporate Banking Group at First Security National Bank and Trust Company, Lexington, Kentucky. Mr. Murrell assumed the role of Executive Vice President-Commercial and Consumer Banking, Citizens in March 1994 and his current role in October 1996.

    J. RUSSELL OGDEN, III, 49, Executive Vice President of Investments, Citizens. Mr. Ogden served as Senior Vice President of Trust and Investments until March 1994, when he became the Executive Vice President of Financial Services at Citizens. In October 1996 he assumed his current position. He has been associated with the Corporation for 15 years.

    JOHN E. PECK, 32, President and Chief Executive Officer, United. Mr. Peck served as a Vice President of BMC from May 1990 until September 1992, when he assumed his current role. United was acquired by the Corporation in May 1994.

    MICHAEL L. WOOLFOLK, 43, President and Chief Executive Officer, BMC. Mr. Woolfolk was named Senior Vice President of BMC in December 1988, and became Executive Vice President in November 1993. Mr. Woolfolk was elected Senior Vice President of Operations and Technology of the Corporation in December 1994. He assumed his current role in October 1995. BMC was acquired by the Corporation in May 1994.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                        AND CHANGE IN CONTROL AGREEMENTS

    The Corporation has entered into Severance Protection Agreements dated June 28, 1995 ("Severance Agreements") with William J. Jones, President and Chief Executive Officer, and John E. Sircy, Executive Vice President and Chief Operating Officer, which provide for the payment of certain benefits to Mr. Jones and Mr. Sircy upon the termination of their employment with the Corporation within twenty-four (24) months following a change in control of the Corporation.

    Pursuant to the Severance Agreements, if, following a change in control of the Corporation, as defined in the Severance Agreements, Mr. Jones' or Mr. Sircy's employment is terminated by the Corporation for cause, disability or death, or is voluntarily terminated by Mr. Jones or Mr. Sircy for other than good reason, as defined in the Severance Agreements, they would be entitled to all compensation earned or accrued through the termination date but not paid. If, following a change in control, Mr. Jones' or Mr. Sircy's employment is terminated for any other reason (including by Mr. Jones or Mr. Sircy for good reason), each would be entitled to [i] all accrued compensation earned or accrued through the termination date, [ii] a payment equal to two times annual base salary, [iii] immediate vesting of all outstanding stock options, [iv] benefits under all medical, hospitalization, vision and dental plans in which each participates for a period of two years or until comparable coverage began under any plan of a new employer, [v] an award under the Corporation's incentive compensation plan equal to the amount which he would have received in the year of termination prorated to the date of termination, [vi] reimbursement of reasonable moving expenses, [vii] reasonable attorney fees and other expenses, if any, incurred to enforce the provisions of the Severance Agreement, and [viii] all benefits payable under the Corporation's retirement plans.

    For purposes of the Severance Agreements, a change in control of the Corporation generally includes: [i] the acquisition by any person of 20 percent or more of the combined voting power of the Corporation's outstanding securities; [ii] the members of the Board of Directors on June 28, 1995 (or such other newly elected directors whose election was approved by at least two-thirds of the Board) cease for any reason to constitute at least a majority of the members of the Board; [iii] the Corporation's stockholders approve (subject to certain exceptions) a merger, consolidation, reorganization or share exchange, or approve an agreement for the sale of all or substantially all of the assets of the Corporation.

    Under the Severance Agreements, good reason is generally defined to include certain [i] changes in duties, responsibilities, offices, base salary or employee fringe benefits; [ii] a failure to provide employee benefits or salary increases which are comparable to those provided to similarly situated employees; [iii] a relocation of the executive's offices of more than 50 miles; [iv] the Corporation's failure to obtain the assumption of the Severance Agreements by any successor to the Corporation, and [v] any termination of employment which is not effected pursuant to the notice and other provisions of the Severance Agreements.

    Under the Corporation's 1993 Incentive Stock Option Plan ("1993 Plan"), and 1986 Stock Option Plan ("1986 Plan"), the exercise dates of all outstanding options under the Corporation's stock option plans will accelerate so that each option outstanding may be exercised upon the occurrence of a Change in Control (as defined in the 1993 Plan) or a takeover or merger of the Corporation (for purposes of the 1986 Plan). In addition, the shares subject to the Corporation's stock option plans will be converted into (automatically in the 1993 Plan and at the discretion of the Plan Committee under the 1986 Plan) and replaced by shares of common stock or other equity securities having rights and preferences no less favorable than common stock of the successor and the number of shares subject to the options and the purchase price per share upon exercise of the options will be correspondingly adjusted. Change in Control of the Corporation, for purposes of the 1993 Plan, is generally defined to include (a) share exchange or merger or consolidation of the Corporation or a significant subsidiary of the Corporation (subject to certain exceptions); (b) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the Corporation or a subsidiary of the Corporation followed by a liquidation of the Corporation; (c) the commencement of any tender offer, exchange offer or other purchase offer for, and/or any agreement to purchase, as much as (or more than) 30 percent of the outstanding common stock of the Corporation or a subsidiary of the Corporation; or (d) the Board or the stockholders of the Corporation approve, adopt, agree to recommend, or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above.

                       COMPENSATION COMMITTEE INTERLOCKS
                               AND PARTICIPATION

    The Corporation does not have a compensation committee of the Board of Directors. However, all compensation matters, including executive compensation, are decided by the Executive Committee of the Corporation, except as set forth below. The following directors served on the Executive Committee during 1996:
Irving P. Bright, Jr., Patrick J. Cvengros, Louis A. Haas, Joe Tom Haltom, William J. Jones, David M. Paxton, and William A. Usher. Director Cvengros was, until 1992, President and Chief Executive Officer of the Corporation. Mr. Jones, President and Chief Executive Officer, did not participate in any discussion or decisions regarding his own compensation.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Executive Committee of the Board of Directors (the "Committee") determines annually the compensation to be paid to the Corporation's Chief Executive Officer and other executive officers, including the executive officers named in the Summary Compensation Table, except that the Stock Option Committee, consisting of all members of the Committee, except Mr. Jones, made all decisions about awards under the Corporation's stock option plans. This report discusses the objectives and procedure used by the Committee to establish 1996 compensation for the Chief Executive Officer and the four other officers named in the Summary Compensation Table. As required by rules of the Securities and Exchange Commission, this report provides specific information regarding compensation of the Corporation's President and Chief Executive Officer ("CEO") and general information regarding compensation of the Corporation's executive officers as a group. The Corporation's CEO and four other most highly compensated executive officers are sometimes referred to as the "Named Executives."

    Section 162(m) of the Code limits to $1,000,000 in a taxable year the deduction publicly held companies may claim for compensation paid to an executive officer, unless certain requirements are met. The Corporation has reviewed this provision and has determined that the Corporation is not affected by Section 162(m) because no compensation paid to any officer currently approaches or is expected to approach $1,000,000 in the near term. Accordingly, no change to any of the compensation plans is contemplated at this time.

                 COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES
                     OF THE EXECUTIVE COMPENSATION PROGRAMS

    The Corporation seeks to ensure that executive compensation is directly linked to corporate performance and stockholder value, as well as comparable pay practices in the industry. Each year, the Committee, in making compensation decisions and recommendations, and the Board of Directors, in approving base salaries, review the performance of the Corporation and compare such performance to specified internal and external performance standards. The Committee has developed the following compensation guidelines as the principles upon which compensation decisions and recommendations are made:

    - Provide variable compensation opportunities that are linked to the financial performance of the Corporation and that align executive compensation with the interest of stockholders.

    - Provide incentives to increase corporate performance and stockholder value.

    - Establish executive officer base pay levels somewhat below the competitive market, while providing incentive awards (from the annual and long-term plans) above the market, provided that performance objectives are achieved.

    - Provide a competitive total compensation package that is "at risk" driven and enables the Corporation to attract and retain key executives.

    The Committee's executive officer compensation policies are structured to reward contributions to the Corporation's performance and to enable it to compete favorably with peer institutions in attracting and retaining highly qualified individuals as executive officers. The Corporation generally defines its peers as financial institutions of $1 to $2 billion in assets located in non-metropolitan areas in the southeast and midwest regions of the United States. The primary objective of the Committee's compensation policies is to pay for performance. The Corporation's executive compensation strategy is to set base pay at 90 percent of the competitive market with incentive opportunities from annual and long term plans providing total direct compensation (base, annual incentive and long-term incentive) at target performance higher than the Corporation's peer organizations. As a result, a significant portion of each executive officer's potential compensation for 1996 consisted of an incentive component with a pay-out based on the Corporation's, Affiliate's or Division's performance for the year and the executive officer's contribution to that performance.

                        COMPENSATION PROGRAM COMPONENTS
                       AND EXECUTIVE OFFICER COMPENSATION

    The compensation program for executive officers primarily consists of annual compensation (comprised of base salary and annual performance-related incentives) and long term compensation (consisting of stock options).

ANNUAL COMPENSATION

    BASE SALARIES: Salary ranges were established based both on a study of peer data and an assessment of the relative internal responsibilities of the executive positions. Generally, the midpoint for each executive officer's salary range was set at approximately 90% of the median of industry peers. Individual base salaries for executive officers other than Mr. Jones are recommended by the Corporation's Chief

Executive Officer and approved by the Committee. Mr. Jones' base salary is determined by the Committee. Salaries are reviewed annually and adjusted periodically, typically at 12 months intervals. A salary range for each executive officer position is established using survey data. Adjustments are based upon the relationship of the executive officer's current salary to the range for the position and a subjective evaluation of overall company and personal performance. Base salaries paid in 1996 to the Named Executives were below the median of estimated base salaries of industry peer survey data available. With respect to Mr. Jones, the Committee considered his current salary compared to the established range and the performance of the Corporation as well as his personal performance.

    ANNUAL INCENTIVE COMPENSATION: At the beginning of the fiscal year the Committee also set potential 1996 incentive award levels, payable in cash, at threshold, target and maximum performance points for each executive officer other than Mr. Johnson. Mr. Johnson, as President and Chief Executive Officer of FCC, receives an incentive award of 2 percent of FCC's pre-tax net income. All other executives are classified as Corporate, Affiliate or Division officers, with each classification having a different set of performance measures. Corporate executives, which would include Mr. Jones and Mr. Sircy, receive payouts based upon the pre-tax net income and annual revenue growth of the Corporation. Threshold performance in pre-tax net income must be achieved for any awards to be made. Affiliate executives, which would include Mr. Murrell, receive payouts based upon the pre-tax net income and annual revenue growth of the affiliate with which they are associated. For Mr. Murrell, the affiliate was Citizens in 1996. The Divisional incentive award, for which Mr. Ogden was eligible in 1996, was based upon the pre-tax net income and total revenue of the Financial Services business unit, consisting of trust and brokerage. The payout percentage of Financial Services' pre-tax net income varies from 4 to 13.25 percent, depending on profitability level. Threshold performance must be achieved for any awards to be made. Payout percentages vary by position, with target payouts ranging from 35 to 50 percent of base compensation for Named Executives. Of the Named Executives, Mr. Johnson, Mr. Murrell, and Mr. Ogden received incentive awards in 1996.

LONG-TERM COMPENSATION

    Long-term compensation is provided in the form of stock options granted and is intended to increase management ownership of stock and to provide an incentive for executive officers to improve long-term Corporate performance. All options are granted at fair market value and are exercisable in accordance with the terms of the Corporation's incentive stock option plans.

    In fixing the grants of stock options to the individual executive officers, other than the President and Chief Executive Officer ("CEO") and the Executive Vice President and Chief Operating Officer ("COO"), the Committee reviewed with the CEO his recommended individual awards, taking into account the respective responsibilities and contributions of each of the executive officers. No awards were made in 1996 to the CEO or COO because of the significant number of options (120,000 and 70,000, respectively) granted to them in 1995.

1996 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

    In light of the Committee's stated executive philosophy and compensation plans, the Committee made the following decisions for 1996 regarding the compensation for Mr. Jones, the Corporation's President and Chief Executive
Officer:

    - BASE SALARY Mr. Jones' base salary was increased effective January 1996 from $200,000 to $208,000, an increase of 4 percent. The amount of this increase was based on the continued satisfactory performance of Mr. Jones as evaluated by the Committee. The Committee believes that, as adjusted, Mr. Jones' base salary remains lower than the median average salary paid to CEOs by industry peers.

    - ANNUAL INCENTIVE Although eligible, Mr. Jones did not receive any award under the Company's annual incentive compensation program for 1996, as discussed above under "Annual Incentive Compensation."

    - LONG-TERM INCENTIVE The number of shares of stock and other awards granted to the Chief Executive Officer under the Corporation's Stock Option Plans are based on competitive practices. Administration is consistent with the provisions of the plan as described above in "Long-Term Compensation". In 1996, Mr. Jones received no additional options.

SUMMARY

    The Compensation Committee believes that base-pay levels and increases, and performance-based incentive awards, are reasonable and competitive with the compensation programs provided to officers and other executives by financial services organizations of similar size and complexity to the Corporation. The Committee believes further that the degree of performance sensitivity in the annual incentive program continues to be reasonable, yielding awards that are directly linked to the annual financial and operational results of the Corporation. The Corporation's Long Term Incentives Stock Option Plans continue to provide, in the view of the Committee, financial opportunities to participants and retention features for the Corporation that are consistent with the relative returns that are generated on behalf of the Corporation's stockholders.

                                          MEMBERS OF THE COMMITTEE:
                                          Irving P. Bright, Jr.
                                          Patrick J. Cvengros
                                          Louis A. Haas
                                          Joe Tom Haltom
                                          William J. Jones
                                          David M. Paxton
                                          William A. Usher

                         COMPARATIVE STOCK PERFORMANCE

    The Performance Graph set forth below compares the cumulative total stockholder return on the Corporation's common stock for the last five fiscal years with the cumulative total return of the NASDAQ Market Value Index ("Broad Market Index"), and a peer group of 20 publicly traded bank holding companies in non-metropolitan areas with assets between $1 and $2 billion located in the southeast and midwest regions of the United States ("Peer Group Index"). The cumulative total stockholder return computations set forth in the Performance Graph assume the investment of $100 in the Corporation's common stock, the Broad Market Index and the Peer Group Index on December 31, 1991 and the reinvestment of all dividends. The 20 bank holding companies (in alphabetical order) and their states that constitute the Peer Group Index are as follows: Brenton Banks Inc., IA; Carolina First Corp., SC; City Holding Co., WV; F&M National Corp., VA; First Commerce Bancshares, NE; First Financial Corp., IN; First Source Corp., IN; First United Bancshares, AR; Firstbank of Illinois Co., IL; Heritage Financial Services., IL; Homeland Bankshares Corp., IA; Irwin Financial Corp., IN; Mid-America Bancorp, KY; Mississippi Valley Bancshares, MO; Park National Corp., OH; Peoples First Corp., KY; Pikeville National Corp., KY; Trans Financial Inc., KY; United Bankshares, Inc., WV; and Wesbanco Inc., WV.

      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN OF THE CORPORATION,
                       PEER GROUP AND BROAD MARKET INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            CBT CORPORATION    PEER GROUP    BROAD MARKET
1991                     100           100             100
1992                  175.06        157.51          100.98
1993                  242.95        178.51          121.13
1994                  272.58        181.64          127.17
1995                  304.98        225.50          164.96
1996                  374.33        269.62          204.98

                                           1991        1992       1993       1994       1995       1996
                                           -----     ---------  ---------  ---------  ---------  ---------
CBT Corporation.......................         100      175.06     242.95     272.58     304.98     374.33
Peer Group............................         100      157.51     178.51     181.64     225.50     269.62
Broad Market..........................         100      100.98     121.13     127.17     164.96     204.98

               TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Corporation are at present, as in the past, customers of subsidiaries of the Corporation and have had and expect to have business and banking transactions with such in the ordinary course of business. In addition, some of the executive officers and directors of the Corporation are at present, as in the past, also officers, directors or principal stockholders of corporations which are customers of subsidiaries of the Corporation and which had and expect to have business and banking transactions with the Corporation in the ordinary course of business. All such banking transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management of the Corporation and its subsidiaries, did not involve more than normal risk of collectibility or present other unfavorable or unusual features.

    Mr. Harvey, a director of the Corporation, BMC and UCB, is a partner in the law firm of Owen, Harvey, and Carter, Benton, Kentucky, which was retained by BMC and UCB in the last fiscal year and is proposed to be retained in the current fiscal year. In 1996, Mr. Harvey's law firm received payment of approximately $60,000 for legal services rendered to BMC and UCB.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    For the fiscal year ending December 31, 1996, the accounting firm of Arthur Andersen LLP served as the Corporation's independent public accountants and auditors. The Board of Directors has approved the selection of Arthur Andersen LLP to serve as the Corporation's independent public accountants and auditors for the year ending December 31, 1997. A representative from the firm of Arthur Andersen LLP is expected to be present at the annual meeting and will be available to make a statement should he desire to do so, and respond to questions of stockholders.

                                 ANNUAL REPORT

    UPON WRITTEN REQUEST, THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1996. ADDRESS ALL REQUESTS TO:

                                          SECRETARY
                                          CBT CORPORATION
                                          P. O. BOX 2400
                                          PADUCAH, KENTUCKY 42002-2400

                   STOCKHOLDERS' PROPOSALS AND OTHER MATTERS

    Proposals by stockholders to be presented at the 1998 annual meeting of stockholders must be received by the President of the Corporation at its principal office no later than November 12, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting.

    The Board of Directors of the Corporation does not know of any matters for action by stockholders at the annual meeting other than the matter described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to any other matters which may properly come before the meeting.

    It is important that proxies be returned promptly. STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND IN PERSON, ARE REQUESTED TO RETURN THEIR PROXIES IN ORDER THAT A QUORUM MAY BE ASSURED. Return may be made in the enclosed envelope, to which no postage need be affixed.

                                          By Order of the Board of Directors,

                                          /s/ William J. Jones

                                          William J. Jones
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                          March 12, 1997

                                CBT CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

     The undersigned stockholder(s) of CBT Corporation hereby appoints Patrick
J. Cvengros and William J. Jones, or either of them, as Proxies with, full power of substitution in and for each of them, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of CBT Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 15, 1997, or any adjournments thereof.

The Directors recommend a vote FOR Proposal 1.

1.   ELECTION OF DIRECTORS   / / FOR ALL NOMINEES LISTED BELOW (Except as
     otherwise indicted below.)

     /  / WITHHOLD AUTHORITY to vote for all nominees listed below.

Irving P. Bright, Jr., John L. Burman, Patrick J. Cvengros, William H. Dryer, Louis A. Haas, Joe Tom Holton, Kerry B. Harvey, F. Donald Higdon, William J. Jones, Ted S. Kinsey, Louis M. Michelson, Bill B. Morgan, David M. Paxton, Robert P. Potter, Joseph A. Powell, William A. Usher

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEES'S NAMES IN THE LIST ABOVE)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.


                  (continued, and to be signed on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. UNLESS AUTHORITY TO VOTE FOR THE NOMINEES LISTED ABOVE IS WITHHELD, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE WITH THE DISCRETIONARY AUTHORITY DESCRIBED IN THE ACCOMPANYING PROXY
STATEMENT.

     Please sign exactly as name appears below.

     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                   Dated:________________________________, 1997

                                   ____________________________________________
                                   Signature

                                   ____________________________________________
                                   Signature(if held jointly)

                                   Please mark, sign, date, and promptly return the proxy using the enclosed envelope.